Exhibit 2


                                    HSN, Inc.
                             2501 118th Avenue North
                          St. Petersburg, Florida 33716



                                   May 20, 1997



         Fredric D. Rosen
         3701 Wilshire Boulevard
         Los Angeles, California  90010

         Dear Fred:

                   This letter will confirm the agreement by HSN, Inc. ("HSNi") that in connection with the Stock Exchange Agreement entered into between HSNi and Paul G. Allen, dated as of today (the "Exchange Agreement"), HSNi will extend the period during which you may exercise your "Tag-Along Rights" in respect of the 306,208 shares of Ticketmaster Group, Inc. common stock covered by the Shareholders Agreement, dated as of December 15, 1993, by and among Mr. Allen, you, HG, Inc., Wells Fargo & Com-pany, Inc., Richard L. Schultz, Harold Handelsman, and Rockwood & Co. (the "Shareholders Agreement"). Regardless of when any of the transactions contemplated by the Exchange Agreement are consummated, you may exercise, and HSNi will honor, your Tag-Along Rights under the Shareholders Agreement, provided that you deliver a Tag Along Notice (as such term is defined in the Shareholders Agreement) to HSNi (Attention: Jamie Gallagher) no later than 5:00 pm, New York City time, on January 6, 1998.

                   If the foregoing correctly sets forth our understand-ing, please sign in the space provided below.

                                            Very truly yours,

                                            HSN, Inc.

                                            /s/ Victor Kaufman
                                            ___________________________
                                            By: Victor Kaufman
                                                Office of the Chairman

         Accepted and agreed to:


         /s/ Fredric D. Rosen
         _________________________
         Fredric D. Rosen